UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number:   000-28793

Teliphone Corp (f/k/a OSK Capital II Corp.)
(Exact name of registrant as specified in its charter)

300-1550 ALBERNI
VANCOUVER, BC, V6G 1A5
514-313-6000
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Common Stock, $0.001 par value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)    [X]
Rule 12g-4(a)(2)    [X]

Rule 12h-3(b)(1)(i)
 [ ]
Rule 12h-3(b)(1)(ii)[ ]
Rule 15d-6
          [ ]

Approximate number of holders of record as of the
certification or notice date:  50

Pursuant to the requirements of the Securities Exchange Act of 1934, Teliphone Corp (f/k/a OSK Capital II Corp.) has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.



Teliphone Corp


Dated: December 12, 2015

By:  /s/ Benoit Laliberte
         Benoit Laliberte, President